Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Clayton Street Trust of our reports dated February 18, 2026, relating to the financial statements and financial highlights of Protective Life Dynamic Allocation Series – Conservative Portfolio, Protective Life Dynamic Allocation Series – Growth Portfolio and Protective Life Dynamic Allocation Series – Moderate Portfolio, which appear in the Clayton Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the cover page on the Statement of Additional Information and the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Denver, Colorado

April 28, 2026